Exhibit 99.3
PART II
Item 6. Selected Financial Data

	Dana	Prior Dana
	Eleven Months	One Month
	Ended	Ended
	December 31,	January 31,	For the Years Ended December 31,
	2008	2008	2007	2006	2005	2004
Net sales	$7,344	$751	$8,721	$8,504	$8,611	$7,775
Income (loss) from continuing operatons before income taxes	$(549)	$914	$(387)	$(571)	$(285)	$(165)

Income (loss) from continuing operations	$(667)	$717	$(423)	$(611)	$(1,169)	$77
Loss from discontinued operations	(4)	(6)	(118)	(121)	(434)	(10)
Effect of change in accounting					4

Net income (loss)	(671)	711	(541)	(732)	(1,599)	67
Less: Noncontrolling interests net income (loss)	6	2	10	7	6	5

Net income (loss) attributable to Dana	$(677)	$709	$(551)	$(739)	$(1,605)	$62

Net income (loss) per share from continuing operations attributable to Dana:
Basic	$(7.02)	$4.77	$(2.89)	$(4.11)	$(7.86)	$0.48
Diluted	$(7.02)	$4.75	$(2.89)	$(4.11)	$(7.86)	$0.48

Net loss per share from discontinued operations attributable to Dana:
Basic	$(0.04)	$(0.04)	$(0.79)	$(0.81)	$(2.90)	$(0.07)
Diluted	$(0.04)	$(0.04)	$(0.79)	$(0.81)	$(2.90)	$(0.07)

Net income per share from effect of change in accounting attributable to Dana:
Basic					$0.03
Diluted					$0.03

Net income (loss) per share attributable to Dana:
Basic	$(7.06)	$4.73	$(3.68)	$(4.92)	$(10.73)	$0.41
Diluted	$(7.06)	$4.71	$(3.68)	$(4.92)	$(10.73)	$0.41

Cash dividends per common share	$—	$—	$—	$—	$0.37	$0.48

Common Stock Data
Average number of shares outstanding (in millions)
Basic	100	150	150	150	150	149
Diluted	100	150	150	150	151	151
Stock price
High	$13.30		$2.51	$8.05	$17.56	$23.20
Low	0.34		0.02	0.65	5.50	13.86

	As of December 31,
	Dana	Prior Dana
	2008	2007	2006	2005	2004
Summary of Financial Position
Total assets	$5,607	$6,425	$6,664	$7,358	$9,019
Short-term debt	70	1,183	293	2,578	155
Long-term debt	1,181	19	722	67	2,054
Liabilities subject to compromise		3,511	4,175

Preferred Stock	$771	$—	$—	$—	$—
Common stock, additional paid-in-capital, accumulated deficit and accumulated other comprehensive loss	1,257	(782)	(834)	545	2,411

Total Dana stockholders’ equity (deficit)	$2,028	$(782)	$(834)	$545	$2,411

Book value per share	$20.28	$(5.22)	$(5.55)	$3.63	$16.19

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